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                                                                    EXHIBIT 99.2

                                                              [Preliminary Copy]

                        KEYSTONE FINANCIAL, INC. [LOGO]
                               One Keystone Plaza
                            Front and Market Streets
                                 P.O. Box 3660
                      Harrisburg, Pennsylvania  17105-3660

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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held on March 17, 1997
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TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Keystone Financial, Inc. (the "Corporation") will be held on Monday, March 17, 1997 at 9:00 a.m., local time, at the Wildwood Conference Center, Harrisburg Area Community College, One HACC Drive, Harrisburg, Pennsylvania, for the purpose of considering and acting upon the following:

     1. Approval of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, each dated as of December 19, 1996, between the Corporation and Financial Trust Corp, which provide for the merger into the Corporation of Financial Trust Corp and are described in the accompanying Joint Proxy Statement/Prospectus;

     2. Such other matters as may properly come before the Special Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on February 3, 1997 are entitled to notice of and to vote at the Special Meeting.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. If you attend the meeting you may, if you wish, withdraw your proxy and vote your shares in person.

                                         By Order of the Board of Directors



                                         Ben G. Rooke, Secretary

February ______, 1997